Interests in Sawgrass Fund, L.L.C. have not been publicly offered and as a result this Form N-SAR is not a filing under Section 13(a) or 15(d) of the Securities Exchange Act of 1934. Accordingly, Sawgrass Fund, L.L.C. is not required to include the information required by Item 77Q3(a)(i), (ii) or the certifications required by Item 77Q3(a)(iii).